Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2007 RESULTS

First Quarter net income decreased 17.0% to $5.7 million, EPS of $0.40

First Quarter comparable store sales increased 0.6% on a comparable store,

comparable week basis; decreased 3.3% on a fiscal quarter basis

Lowering 2007 earnings guidance to a range of $1.64 to $1.68 per share

SAVANNAH, GA (May 24, 2007) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the first quarter ended May 5, 2007.

Financial Highlights — 13 weeks ended May 5, 2007

Total net sales increased 16.2% to $106.6 million compared with $91.7 million for the 13-week period ended April 29, 2006.  Comparable store sales increased 0.6% on a comparable store, comparable week basis.  Each quarter of fiscal 2007 starts one week later than the same quarter of 2006, due to the Company’s 2006 fiscal year having 53 weeks versus the normal 52 weeks.  This timing shift can have a significant impact on quarterly sales comparisons.  The measurement of sales in comparable stores for comparable weeks above is based on sales during the 13 weeks ended May 5, 2007, in relation to the 13 weeks ended May 6, 2006.  On a fiscal quarter basis, comparing the 13 weeks ended May 5, 2007 with the 13 weeks ended April 29, 2006, comparable store sales decreased 3.3%.  Relocated and expanded stores are included in the comparable store sales results.

Sales comparisons for the first quarter of 2007 were difficult as the result of a 21.0% comparable store sales increase during last year’s first quarter.  In addition, unseasonably cool weather just prior to Easter, historically the Company’s second largest selling period of the year, hurt sales of Spring/Summer apparel in 2007.

Net income decreased 17.0% to $5.7 million compared with $6.9 million in the prior-year quarter. Net income per diluted share decreased 18.4% to $0.40 compared with $0.49 in last year’s first quarter.

The Company opened 18 stores in the first quarter of 2007, reaching a total store count of 295 at the end of the quarter.  For the remainder of the year, the Company plans to open an additional 28 to 30 stores bringing the end of year store count to 323 to 325.

Fiscal 2007 Outlook

The Company is lowering its estimate of 2007 earnings to a range of $1.64 to $1.68 per diluted share. This guidance is based upon an anticipated fiscal 2007 comparable store sales increase of 3% to 4% on a comparable week basis and flat on a fiscal basis.  For the year, the Company expects to open 46 to 48 new stores, with no closings planned.  This store opening schedule in fiscal 2007 is expected to increase selling square footage by approximately 20%, consistent with the Company’s previously issued guidance.

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CTRN Announces Fiscal 2007 First Quarter Results

May 24, 2007

The Company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.

Investor Conference Call and Webcast

Citi Trends will host a conference call on May 24, 2007, at 5:00 p.m. ET.  The number to call for the live interactive teleconference is (913) 981-5542.  A replay of the conference call will be available until May 31, 2007, by dialing (719) 457-0820 and entering the passcode, 9697644.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/medialist.cfm on May 24, 2007, beginning at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue through May 31, 2007.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 295 stores located in 17 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Our website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CTRN Announces Fiscal 2007 First Quarter Results

May 24, 2007

CITI TRENDS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)
(in $000’s, except per share data)

	Thirteen Weeks Ended
	May 5, 2007	April 29, 2006
	(unaudited)	(unaudited)
Net sales	$106,576	$91,681
Cost of sales	64,878	55,372
Gross profit	41,698	36,309
Selling, general and administrative expenses	33,396	26,242
Income from operations	8,302	10,067
Interest income	645	497
Interest expense	(144)	(40)
Income before provision for income taxes	8,803	10,524
Provision for income taxes	3,081	3,630
Net income	$5,722	$6,894

Net income per share, basic	$0.41	$0.51
Net income per share, diluted	$0.40	$0.49

Weighted average shares used to compute net income per share, basic	13,807	13,448
Weighted average shares used to compute net income per share, diluted	14,219	14,070

CITI TRENDS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in $000’s)

	May 5, 2007	April 29, 2006
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$8,731	$9,404
Marketable securities	61,599	50,634
Inventory	85,397	58,894
Other assets	10,866	10,289
Property and equipment, net	36,040	26,217
Total assets	$202,633	$155,438

Liabilities and Stockholders’ Equity:
Accounts payable and accrued liabilities	$63,059	$50,858
Other liabilities	14,651	6,548
Total stockholders’ equity	124,923	98,032
Total liabilities and stockholders’ equity	$202,633	$155,438

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